Exhibit 99.1

Footnote 3 to Form 4:

Crestview Radio Investors, LLC directly beneficially owns 60,635,311 shares of Class A Common Stock and 7,776,498 warrants of the Issuer. Each of Crestview Partners II, L.P., Crestview Partners II (TE), L.P., Crestview Partners II (FF), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P. (collectively, the “Crestview Funds”) and Crestview Partners II GP, L.P. may be deemed to have beneficial ownership of the 60,635,311 shares of Class A Common Stock and 7,776,498 warrants directly owned by Crestview Radio Investors, LLC. Crestview Partners II GP, L.P. is the general partner of the Crestview Funds, each of which is a member of Crestview Radio Investors, LLC. The reporting person is a Partner of Crestview, L.L.C., which is the general partner of Crestview Partners II GP, L.P. and a Partner of Crestview Advisors, L.L.C., which provides investment advisory and management services to the Crestview Funds. Crestview Advisors, L.L.C. is the direct beneficial owner of 55,044 shares of Class A Common Stock of the Issuer, which, as previously reported, consists of shares that were transferred by the reporting person to Crestview Advisors, L.L.C., as follows: 26,954 shares on March 11, 2013, in connection with the vesting of such shares on February 16, 2013 and 28,090 shares on May 9, 2014 in connection with the vesting of such shares on such date. The reporting person disclaims beneficial ownership of all of the foregoing securities except to the extent of its pecuniary interest therein.